As filed with the Securities and Exchange Commission on July 8, 2016

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S‑8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
CHS Inc.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-0251095 (I.R.S. Employer Identification No.)
5500 Cenex Drive
Inver Grove Heights, Minnesota 55077
(Address of registrant’s principal executive offices,
including zip code)
CHS INC. DEFERRED COMPENSATION PLAN
(Full title of the plan)

James M. Zappa
Executive Vice President and General Counsel
CHS Inc.
5500 Cenex Drive
Inver Grove Heights, Minnesota 55077
(651) 355-6000
(Name, address and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per obligation(2)	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations(1)	$100,000,000	100%	$100,000,000	$10,070

(1)
The deferred compensation obligations to which this registration statement (the “Registration Statement”) relates (the “Deferred Compensation Obligations”) arise under the CHS Inc. Deferred Compensation Plan, as amended and restated

(the “Plan”) and are unsecured obligations of CHS Inc. (“we,” “us” or “CHS”) to pay deferred compensation in the future in accordance with the terms of the Plan.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), the amount of Deferred Compensation Obligations registered is based on an estimate of the amount of compensation that may be deferred under the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants of the Plan, as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Registration of Additional Securities
CHS has previously registered $100,000,000 of Deferred Compensation Obligations under the Plan pursuant to a Registration Statement on Form S-8 filed with the Commission on October 14, 2011, Registration No. 333-177326. Under this Registration Statement, CHS is registering an additional $100,000,000 of Deferred Compensation Obligations under the Plan in accordance with the Plan provisions.
Item 3.    Incorporation of Documents by Reference.
The following documents, which have been filed with the Commission by CHS, are incorporated by reference in this Registration Statement:

(a)	Our Annual Report on Form 10‑K for the fiscal year ended August 31, 2015;

(b)	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended November 30, 2015, February 28, 2016 and May 31, 2016; and

(c)
Our Current Reports on Form 8‑K filed on September 1, 2015, September 11, 2015, December 2, 2015, December 7, 2015 (filed under Item 5.02 only), December 21, 2015, January 21, 2016, February 1, 2016, March 3, 2016 and June 2, 2016.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.
Item 4.    Description of Securities.
The securities offered hereby are Deferred Compensation Obligations of CHS, which are being offered to eligible employees and directors of CHS and its participating affiliates under the Plan. The Plan permits participants to defer, in accordance with the terms of the Plan, base salary, bonuses and director fees (each, a “Cash Deferral”). The amount of compensation to be deferred by each participant will be based on elections by each participant under the terms of the Plan.
For CHS’s 2013 fiscal year and each fiscal year thereafter, CHS may be required to credit amounts on behalf of its directors depending on CHS’s achievement of return on adjusted equity. CHS may also be required to credit amounts to a participant’s account in accordance with employment or other agreements entered into between the participant and CHS. In addition, CHS may, but is not required to, credit any amount it desires to any participant’s account. CHS may also credit amounts to a participant’s account to make up for certain limits applicable to the CHS 401(k) plan or other qualified plan for the Plan year or for such other purposes as determined by the Plan committee in its sole discretion. All such amounts may: (1) be smaller or larger than the amount credited to any other participant; (2) be zero, even though one or more other participants receive a contribution from CHS; and (3) differ from the amount credited to such participant in the preceding Plan year. The Plan is an unfunded plan, and CHS is not required to set aside any funds or otherwise provide any mechanism for paying the credited amounts at any time amounts are credited to a participant’s account.
The deferred amounts described above (including the Cash Deferrals and additional amounts credited by CHS to a participant’s account) will be credited with earnings and investment gains and losses by assuming that the amount was invested in one or more investment alternatives selected by the participant in accordance with the terms of the Plan. The deemed investment alternatives include various investment funds with different degrees of risk and a fixed interest alternative. These deemed investment alternatives are merely measuring tools to determine the value of the participant’s account, and CHS is not required to invest any amounts as a result of these elections.
CHS’s obligations to make payments under the Plan are unsecured obligations of CHS and are subject to the claims of general creditors of CHS. These obligations will rank equally with other unsecured and unsubordinated indebtedness of CHS from time to time outstanding. All amounts payable to participants under the Plan are denominated in U.S. dollars and will be payable on the date or dates selected by each participant in accordance with the terms of the Plan or on such other date or dates as specified in the Plan. Rights to payment under the Plan are not convertible into another security of CHS.
CHS reserves the right to amend the Plan prospectively at any time, including the right to terminate the Plan completely. No amendment will reduce a participant’s account balance as of the date of such amendment. In no event will CHS be responsible for any decline in a participants’ account balance as a result of the selection, discontinuation, addition, substitution, crediting or debiting of one or more investment alternatives.
A participant’s rights or the rights of any other person to receive payment of Deferred Compensation Obligations under the Plan may not be sold, assigned, transferred, pledged, garnished or encumbered, except by a written designation of a beneficiary under the Plan.
The foregoing summarizes the material terms and provisions of the Deferred Compensation Obligations. It is not a complete legal description of the Deferred Compensation Obligations and is qualified in its entirety by reference to the Plan.
Item 5.    Interests of Named Experts and Counsel.
Certain legal matters in connection with the Deferred Compensation Obligations to which this Registration Statement relates have been passed upon by James M. Zappa, Executive Vice President and General Counsel of CHS. Mr. Zappa is eligible to participate in the Plan.
Item 6.    Indemnification of Directors and Officers.
Section 308A.325 of Minnesota cooperative law provides that a cooperative may eliminate or limit the personal liability of a director of a cooperative for breach of fiduciary duty as a director in the cooperative’s articles of incorporation, provided, however, that the articles may not limit the liability of a director for:

•	breach of the director’s duty of loyalty to the cooperative or its members;

•	acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of law;

•	a transaction from which the director derived an improper personal benefit; or

•	an act or omission occurring before the date when the provision in the articles eliminating or limiting liability becomes effective.
Article IX of our Articles of Incorporation, as amended to date, eliminates or limits the personal liability of our directors to the greatest extent permitted under Minnesota law.

Article VI of our Bylaws, as amended to date, provides that we shall indemnify each person who is or was a director, officer, manager, employee or agent of CHS, and any person serving at the request of CHS as a director, officer, manager, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred to the fullest extent to which such directors, officers, managers, employees or agents of a cooperative may be indemnified under Minnesota law, as amended from time to time.
We maintain directors’ and officers’ liability insurance that covers certain liabilities and expenses of our directors and officers and covers CHS for reimbursement of payments to our directors and officers in respect of such liabilities and expenses.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.

4.1
CHS Inc. Deferred Compensation Plan Master Plan Document (2015 Restatement) (incorporated by reference to Exhibit 10.1 to CHS’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2015 as filed on July 10, 2015).

5.1	Opinion of James M. Zappa.
23.1	Consent of James M. Zappa (included in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP.
24.1	Power of Attorney.
Item 9.    Undertakings.
(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Inver Grove Heights, State of Minnesota, on the 8th day of July, 2016.
CHS Inc.

By:	/s/ Timothy N. Skidmore
Timothy N. Skidmore
Executive Vice President and Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 8th day of July, 2016.

Signature	Title

/s/ Carl M. Casale Carl M. Casale	President and Chief Executive Officer (principal executive officer)
/s/ Timothy N. Skidmore Timothy N. Skidmore	Executive Vice President and Chief Financial Officer (principal financial officer)
/s/ Theresa M. Egan Theresa M. Egan	Vice President of Accounting and Corporate Controller (principal accounting officer)
* David Bielenberg	Chairman of the Board of Directors
* Donald Anthony	Director
* Robert Bass	Director
* Clinton J. Blew	Director
* Dennis Carlson	Director
* Curt Eischens	Director

* Jon Erickson		Director
* Steve Fritel		Director
* Alan Holm		Director
* David Johnsrud		Director
* David Kayser		Director
* Randy Knecht		Director
* Greg Kruger		Director
* Edward Malesich		Director
* Perry Meyer		Director
* Steve Riegel		Director
* Dan Schurr		Director
*By:	/s/ Timothy N. Skidmore Timothy N. Skidmore Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

4.1
CHS Inc. Deferred Compensation Plan Master Plan Document (2015 Restatement) (incorporated by reference to Exhibit 10.1 to CHS’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2015 as filed on July 10, 2015).

5.1	Opinion of James M. Zappa.
23.1	Consent of James M. Zappa (included in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP.
24.1	Power of Attorney.